As filed with the Securities and Exchange Commission on April 24, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AESTHETIC MEDICAL INTERNATIONAL HOLDINGS GROUP LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1122 Nanshan Boulevard

Nanshan District, Shenzhen

Guangdong Province, China 518052

Telephone: +86 (755) 2559 8065

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Aesthetic Medical International Holdings Group Limited Share Incentive Plan

Aesthetic Medical International Holdings Group Limited 2019 Performance Incentive Plan

(Full title of the plan)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

Telephone: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Ke Geng, Esq.

O’Melveny & Myers LLP

Yin Tai Center, 37th Floor

No. 2 Jianguomenwai Ave

Chao Yang District

Beijing, China 100022

Telephone: +86 (10) 6563 4200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered (2)		Proposed Maximum Offering Price per Share			Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(5)
Ordinary shares, par value US$0.001 per share	5,940,452	(3)	US$	0.001	(3)	US$	5940.46	US$	0.78
Ordinary shares, par value US$0.001 per share	7,083,867	(4)	US$	2.977	(4)	US$	21,088,672.06	US$	2,737.31
Total	13,024,319			—		US$	21,094,612.52	US$	2,738.09

(1)   The ordinary shares of Aesthetic Medical International Holdings Group Limited (the “Registrant”) registered hereunder may be represented by the Registrant’s American depositary shares (“ADSs”), with each ADS representing three ordinary shares, par value US$0.001 per share. The Registrant’s ADSs issuable upon deposit of the ordinary shares have been registered under a separate registration statement on Form F-6 (333-234191).

(2)   Represents ordinary shares issuable upon exercise of options and pursuant to the Aesthetic Medical International Holdings Group Limited Share Incentive Plan (the “Pre-IPO Plan”) and the Aesthetic Medical International Holdings Group Limited 2019 Performance Incentive Plan (the “Post-IPO Plan” and, collectively, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate number of ordinary shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the Plans. Any ordinary shares covered by an award granted under the Plans (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plans.

(3)   The amount to be registered represents ordinary shares issuable upon exercise of outstanding options previously granted under the Pre-IPO Plan, and the corresponding proposed maximum offering price per share represents the weighted average exercise price of these outstanding options, computed in accordance with Rule 457(h) under the Securities Act.

(4)   The amount to be registered represents ordinary shares available for future award grants under the Post-IPO Plan, and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ordinary shares represented by ADSs as reported on the Nasdaq Global Market on April 17, 2020.

(5)   Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the entirety of the registration fee for this registration statement on Form S-8 of US$2,738.09, which represents a portion of the remaining registration fee previously paid of US$6,060.00 with respect to the corresponding unsold ordinary shares of US$50,000,000.00 previously registered on the Registrant’s registration statement on Form F-1 (File No. 333-234022) initially filed by the Registrant with the Securities and Exchange Commission on September 30, 2019 and declared effective on October 24, 2019. Accordingly, the Registrant is not submitting additional registration fee in connection with this registration statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.Plan Information*

Item 2.Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plans, as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference

The following documents of Aesthetic Medical International Holdings Group Limited (the “Registrant”) previously filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(1) The Registrant’s prospectus, dated October 24, 2019, filed with the Commission pursuant to Rule 424(b) under the Securities Act, which contains audited financial statements for the fiscal year ended December 31, 2018 (Securities Act File No. 333-234022); and

(2) The description of the Registrant’s ordinary shares contained in its registration statement on Form 8-A (File No. 001-39088) filed with the Commission on October 15, 2019, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s ordinary shares and ADSs set forth under “Description of Share Capital” and “Description of American Depositary Shares” in the Form F-1, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

Not applicable.

Item 5.   Interests of Named Experts and Counsel

Not applicable.

Item 6.   Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s fourth amended and restated memorandum and articles of association provide for indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities (collectively, the “D&O Liabilities”) incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of the Registrant, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere; provided that the foregoing does not apply to a director or officer of the Registrant if the D&O Liabilities were due to the willful misconduct of the director or officer as determined by a competent court or regulatory body or in the case of an officer who is not a director, by the board of directors of the Registrant.

In addition, the Registrant has entered into indemnification agreements with its directors and executive officers. Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-234022), the Registrant has agreed to indemnify the its directors and officers from and against any and all expenses which such director or officer incurs or becomes obligated to incur in connection with any proceeding, in which such director or officer may be or may have been involved, to the fullest extent permitted by applicable law.

The Underwriting Agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-234022), also provides for indemnification of the Registrant, and its directors, certain officers and controlling person, for certain liabilities, including liabilities arising under the Securities Act, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registrant’s registration statement on Form F-1, as amended (File No. 333-234022), in reliance upon and in conformity with information relating to the underwriter(s) and furnished to the Registrant in writing by such underwriter(s) expressly for use therein.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibits identified in parentheses below are on file with the Commission and are incorporated by reference as exhibits hereto.

Exhibit
Number	Description of Document
4.1

Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No. 333-234022)).

4.2	Registrant’s Specimen Certificate for its ordinary shares (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form F-1, as amended (File No. 333-234022))
4.3*

Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas as depositary, and the owners and holders of American Depositary Shares evidenced by American Depositary Receipts issued thereunder

5.1*	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered
10.1

Aesthetic Medical International Holdings Group Limited Share Incentive Plan (incorporated herein by reference to Exhibit 10.55 to the registration statement on Form F-1, as amended (Commission File No. 333-234022) )

10.2*	Aesthetic Medical International Holdings Group Limited 2019 Performance Incentive Plan
23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Conyers Dill & Pearman (included as part of Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page hereto)

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China, on April 24, 2020.

Aesthetic Medical International Holdings Group Limited

By:	/s/ Zhou Pengwu
	Name:	Zhou Pengwu
	Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Zhou Pengwu and Wu Guanhua, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Zhou Pengwu	Chief Executive Officer and Chairman	April 24, 2020
Name: Zhou Pengwu	(Principal Executive Officer)

/s/ Wu Guanhua	Chief Financial Officer	April 24, 2020
Name: Wu Guanhua	(Principal Financial and Accounting Officer)

/s/ Ding Wenting	Vice-chairwoman	April 24, 2020
Name: Ding Wenting

/s/ Hu Qing	Director	April 24, 2020
Name: Hu Qing

/s/ Zhou Yitao	Director	April 24, 2020
Name: Zhou Yitao

/s/ Wei Zhinan Nelson	Director	April 24, 2020
Name: Wei Zhinan Nelson

/s/ Yan Hongfei	Director	April 24, 2020
Name: Yan Hongfei

/s/ Cathy Peng	Director	April 24, 2020
Name: Cathy Peng

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Aesthetic Medical International Holdings Group Limited, has signed this registration statement or amendment thereto in Newark, Delaware, United States on April 24, 2020.

Puglisi & Associates
(Authorized U.S. Representative)

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director